UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 25, 2005

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Form of Restricted Stock Unit Award Agreement

On October 25, the Compensation Committee of our Board of Directors approved in principle changes to our Form of Restricted Stock Unit Award Agreement (the "Award Agreement") that will be used for annual and new hire grants made to employees beginning November 1, 2006 under our Global Stock Incentive Plan. These changes will not apply to grants made to our nonemployee directors. The primary modification will impact vesting under the Award Agreement. Under the changes approved by the Compensation Committee, the new vesting terms will include both a time-based vesting component and a performance-based vesting component. Specifically, 100% of the grant will vest on the third anniversary of the grant date so long as the grantee remains continuously employed with the Company during that time period and the Company meets or exceeds certain financial targets over the previous three fiscal years. Previous to the effective date of these changes, grants made pursuant to an Award Agreement are subject to time-based vesting so long as the recipient remains continuously employed with the Company. Specifically, 25% of the grant vests on the anniversary date of the grant for four years so long as the grantee remains continuously employed with the Company. The revised Form of Restricted Stock Unit Award Agreement will be filed with our 10-K for the fiscal year ending October 31, 2005.

2006 Director Compensation

Effective January 1, 2006, the retainer we pay to the Chair of our Audit Committee will increase $2,500 to $10,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

October 28, 2005	By:	Gokul V. Hemmady

Name: Gokul V. Hemmady
Title: Vice President and Chief Financial Officer